EXHIBIT 99.1

PRESS RELEASE
December 15, 2006

CENTENARY INTERNATIONAL CORP. (RRRI) made the following press release today:

Centenary International Corp. Rethinks its Future

1.0 The Company and our MISSION

Centenary International Corp. is a company that was created in 1997, and control of which was acquired by a new group in November 2006, with the purpose of identifying and obtaining projects related to the energy industry, particularly in South America. These projects can be acquired by direct investment, or by means of total or partial acquisition of an existing business or company.

Our MISSION is to develop an energy business, mainly focusing in oil and gas exploration and production, while achieving the increase in the projects’ market value and maximizing our stockholders’ benefits.

Likewise, we intend that our businesses will be transparent and our reserve certification policies will be strict to ensure the best information possible for those who invest in our future projects.

We believe that the exploration, evaluation and development of any reserves that our company discovers, will be the key to success for the future and growth of the Company.

We also consider that the mature oil fields in South America provide an important challenge. Therefore we intend to consider the possibility of strategically working in partnership within certain stages, with the purpose of reducing costs and risks.

To fulfill our MISSION, our corporate principles consist of looking after the health and safety of our personnel while involved in operations, taking care of the environment, and development of projects within a framework of social responsibility.

We intend to publicly announce any project as we acquire an interest therein, and include an estimate of the project’s potential revenues at that time.

2.0	Objectives

With the purpose of achieving our MISSION, we intend to focus on the following objectives:

✓	To acquire areas with attractive conditions so as to develop processes of exploration and production, maximizing the Company’s profitability.
✓	To establish a strict policy for the valuation and registration of the hydrocarbons reserves.
✓	To implement high standards in health and safety for the personnel involved in our operations.
✓	To assume a strong commitment as regards social responsibility with each sector involved (personnel, communities, etc.) wherever our Company develops its activities.
✓	To protect the environment within our areas of operation, preventing pollution, making efficient use of energy and natural resources, reducing emissions, and avoiding waste.
✓	To comply with the applicable laws and regulations in force.

This news release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in the Company’s most recent filings with the U.S. Securities and Exchange Commission. The Company’s actual results could differ materially from such forward-looking statements. We assume no duty to update these statements at any future date. If you want to review more information concerning Centenary International Corp., you can review and/or obtain a copy of the periodic reports we file with the U.S. Securities and Exchange Commission at www.sec.gov.